Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Fiscal Year 2024 Results

Net Sales of $313.9 Million and ICL Sales of $312.5 Million for Fiscal 2024 Impacted by Weak China Macroeconomic Conditions

ICL Sales Ex. China Up 17% in Fourth Quarter and 13% in Fiscal 2024

Introduces Outlook for Fiscal 2025

Earnings Conference Call and Webcast Today at 5:00 p.m. Eastern

LAKE FOREST, CA, February 11, 2025 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the fourth quarter and fiscal year ended December 27, 2024. The Company moved up its earnings announcement and will hold a conference call and webcast today at 5:00 p.m. Eastern to discuss its financial results, operational progress and fiscal 2025 outlook.

Fourth Quarter 2024 Overview

•
Net sales of $49.0 million
•
ICL sales of $46.9 million, including China ICL sales of $7.5 million
•
ICL sales Ex. China of $39.5 million, up 17% from prior year quarter

Fiscal Year 2024 Overview

•
Net sales of $313.9 million
•
ICL sales of $312.5 million, including China ICL sales of $161.0 million
•
ICL sales Ex. China of $151.6 million, up 13% from prior year
•
Gross margin at 76.3% vs. 78.4% year ago
•
Net loss of $(20.2) million vs. Net income of $21.3 million year ago
•
Net loss per share of $(0.41) vs. Earnings per share of $0.43 year ago
•
Adjusted EBITDA of $23.2 million or $0.47 per share as compared to $56.8 million or $1.15 per share year ago
•
Cash, cash equivalents and investments available for sale ended the year at $230.5 million

“STAAR’s fiscal 2024 results reflect fluctuating demand in China, which more than offset the strong performance across our other regions,” said Tom Frinzi, Chair of the Board and CEO of STAAR Surgical. “China is the largest market in the world for refractive procedures, and macroeconomic conditions and consumer confidence in China remain weak. While the government stimulus announced in September looked promising, the demand for our cash-pay ICLs deteriorated dramatically as we exited the year. ICL procedure volumes in China improved in January, but we expect overall lower demand in China in fiscal 2025, particularly in the first half. We have been collaborating with our distributors to address elevated inventory levels in China as a result of the challenging demand environment, while at the same time positioning the Company for a rebound once the market recovers.”

Mr. Frinzi continued, “Outside of China, we expect to sustain double-digit growth across our global markets in 2025 as demand for our ICL technology continues to outpace the refractive market overall. Myopia is not going away, and we have a unique technology in Collamer with over 30 years of proven clinical outcomes. We have built up a strong balance sheet that provides STAAR with the resiliency to face these macroeconomic challenges, which we believe are transitory. We will continue to make market-building investments in surgeon education, technology and our commercial teams and strategies to drive ICL adoption, while reducing costs in targeted areas to align our operations with the current demand environment. We look forward to supporting our customers and patients around the world, as we drive EVO ICL as the first choice for doctors and patients seeking visual freedom. I want to thank the STAAR team for their efforts to help us build on EVO ICL’s market leadership and return the total company to a strong growth trajectory.”

Fourth Quarter 2024 Financial Results

Net sales were $49.0 million for the fourth quarter of 2024 compared to $76.3 million in the prior year quarter. The decrease was due to a significant decline in China revenue, driven by worsening trends in overall refractive procedure volumes. ICL sales were $46.9 million for the fourth quarter of 2024 compared to $74.6 million in the prior year quarter. Excluding China, ICL sales were $39.5 million, an increase of 17% as compared to the prior year period. In December 2024, the Company shipped $27.5 million of ICLs to China, for which it did not recognize revenue due to extended payment terms with its distributor. While inventories in China are elevated, the Company determined to keep product in-country in advance of the anticipated demand rebound in the second half of 2025 and to mitigate potential impacts from geopolitical and tariff changes. Based on the extended payment terms, the Company expects to receive full payment, and fully recognize this revenue, by the end of the fiscal quarter ending September 26, 2025.

Gross profit margin for the fourth quarter of 2024 was 64.7% of total net sales compared to the prior year quarter of 79.6% of total net sales. The decrease in gross profit margin was primarily due to the recognition of cost of sales of $3.9 million associated with the $27.5 million in ICLs shipped into China in December, for which the Company did not recognize revenue. Gross profit margin was also negatively impacted by period costs associated with the expansion of the Company’s manufacturing capabilities in its Nidau, Switzerland facility, as well as the temporary idling of its U.S. manufacturing facility during the holiday season and for facility upgrades.

Operating expenses for the fourth quarter of 2024 were $59.6 million compared to $50.3 million in the prior year quarter, primarily due to increased investments in commercial operations and innovation. General and administrative expenses were $21.3 million compared to $16.9 million in the prior year quarter, primarily due to increased outside services and facilities costs. Selling and marketing expenses were $26.2 million compared to $22.6 million in the prior year quarter. The increase in selling and marketing expenses was due to increased compensation-related expenses, partially offset by lower marketing, promotional and advertising activities. Research and development expenses were $12.0 million compared to $10.9 million in the prior year quarter, primarily due to increased compensation-related expenses.

Operating loss for the fourth quarter of 2024 was $(27.9) million as compared to operating income of $10.4 million for the fourth quarter of 2023. Net loss for the fourth quarter of 2024 was $(34.2) million or $(0.69) per diluted share compared with net income of $7.8 million or $0.16 per diluted share for the prior year quarter. The year over year decrease in net income was primarily attributable to lower net sales and gross profit.

Fiscal Year 2024 Financial Results

Net sales were $313.9 million for fiscal year 2024 compared to $322.4 million in the prior year. The decrease in net sales was driven largely by the significant decline in China revenue in the fourth quarter of 2024. ICL sales were $312.5 million for fiscal 2024 compared to $319.4 million in the prior year. Excluding China, ICL sales were $151.6 million, an increase of 13% as compared to the prior year.

Gross profit margin for fiscal year 2024 was 76.3% of total net sales compared to 78.4% of total net sales for fiscal year 2023.

Operating expenses for fiscal year 2024 were $252.2 million compared to $224.6 million in the prior year. The 12% increase in operating expense was primarily due to higher general and administrative expense and research and development expenses, both related to higher compensation-related expenses, primarily increased headcount, outside services and facilities costs.

Operating loss for fiscal year 2024 was $(12.6) million compared to operating income of $28.1 million for fiscal year 2023. Net loss for fiscal year 2024 was $(20.2) million or $(0.41) per diluted share compared with net income of $21.3 million or $0.43 per diluted share for the prior year. The year over year decrease in net income was due to lower sales and gross profit, increased operating expense and lower other income.

Cash, cash equivalents and investments available for sale at December 27, 2024, totaled $230.5 million, compared to $232.4 million at the end of the fourth quarter of 2023.

All financial data in this press release and the accompanying tables is unaudited and subject to completion of the Company's audited financial statements. The Company has not yet finalized its tax provision, including its valuation allowance for its deferred tax asset and other potential tax entries. Any adjustments to the tax provision would not impact Adjusted EBITDA as presented in this press release and the accompanying tables. Audited financial information will be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2024, which the Company intends to file on or before February 25, 2025. See “Forward-Looking Statements” below.

Outlook

The Company expects the following for fiscal year 2025:

•
ICL sales Ex. China of approximately $165 million to $175 million, representing approximately 9% to 15% growth. This range assumes overall refractive procedure volumes in Americas will be down 5%-10%; EMEA will be flat; and APAC Ex. China will be flat.
•
China ICL sales of less than $5 million for the first half of 2025, as the Company works through elevated inventory levels against weak in-market refractive procedure demand.
•
China ICL sales of approximately $75 million to $125 million in the second half of 2025. This range is dependent on overall refractive procedure volumes in China, which the Company believes could be down 10% at the low end. The high end of this range contemplates a rebound in overall refractive procedure volumes growing 10%.
•
Adjusted EBITDA loss of approximately $(30) million per quarter in the first half of 2025 followed by an Adjusted EBITDA gain range of approximately $5 million to $22.5 million per quarter in the second half of 2025, resulting in a full-year fiscal 2025 Adjusted EBITDA loss range of approximately $(50) million to $(15) million and Adjusted EBITDA per diluted share loss range of approximately $(1.00) to $(0.30).1

In fiscal year 2025, the Company will manage its working capital and implement appropriate cost cutting measures in light of the lower revenue forecast. The Company intends to lower production output, decrease capital expenditures, and make targeted reductions to operating expenses, which will impact headcount and discretionary spend.

While the Company’s use of cash and cash flows will vary by quarter, the Company expects to end fiscal 2025 with cash, cash equivalents and investments available for sale of approximately $150 million to $175 million.

Based on the Company’s outlook for fiscal year 2025, the Company no longer expects to achieve its Vision 2026 Target Sales and Operating Model, originally announced on September 14, 2023.

Earnings Conference Call and Webcast

The Company previously announced that it would report its earnings on February 19, 2025. With today’s earnings announcement, the Company has moved up the date of its earnings call. The Company will host an earnings conference call and webcast today, Tuesday, February 11 at 5:00 p.m. Eastern / 2:00 p.m. Pacific to discuss its financial results, operational progress and outlook. To access the webcast please use the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=CvWvUh4c

The live webcast, earnings webcast presentation and an archived version of the webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

1 Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency. The Company has also provided a reconciliation of forward-looking Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share. This represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this press release.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 3,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: all financial projections under the caption “Outlook”, plans, strategies, and objectives of management for 2025 and beyond or prospects for achieving such plans, expectations for sales, revenue, margin, earnings, expenses, use of cash, cash flows, and any statements of assumptions underlying any of the foregoing, including those relating to expected or future financial performance. In addition, the financial data in this press release and the accompanying tables is unaudited and subject to completion of year-end audit and review procedures. Further, the Company has not yet finalized its tax provision, including its valuation allowance for its deferred tax asset and other potential tax entries. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to continue our growth and profitability trajectory; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2023 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

CONTACT:	Investors & Media
Brian Moore
Vice President, Investor Relations and Corporate Development
(626) 303-7902, Ext. 3023
bmoore@staar.com

Investors - Asia
Niko Liu, CFA
Director, Investor Relations and Corporate Development - Asia
+852-6092-5076
nliu@staar.com

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	December 27, 2024	December 29, 2023
Current assets:
Cash and cash equivalents	$144,159	$183,038
Investments available for sale	86,335	37,688
Accounts receivable trade, net	77,897	94,704
Inventories, net	43,305	35,130
Prepayments, deposits, and other current assets	16,244	14,709
Total current assets	367,940	365,269
Investments available for sale	-	11,703
Property, plant, and equipment, net	84,889	66,835
Finance lease right-of-use assets, net	37	183
Operating lease right-of-use assets, net	36,850	34,387
Goodwill	1,786	1,786
Deferred income taxes	788	5,190
Other assets	17,234	3,339
Total assets	$509,524	$488,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,704	$13,557
Obligations under finance leases	42	165
Obligations under operating leases	3,894	4,202
Allowance for sales returns	6,579	6,174
Other current liabilities	43,087	40,938
Total current liabilities	70,306	65,036

Obligations under finance leases	-	42
Obligations under operating leases	34,807	31,425
Deferred income taxes	297	1,077
Asset retirement obligations	42	103
Pension liability	6,737	5,055
Total liabilities	112,189	102,738

Stockholders' equity:
Common stock	493	488
Additional paid-in capital	471,449	436,947
Accumulated other comprehensive loss	(7,031)	(4,113)
Accumulated deficit	(67,576)	(47,368)
Total stockholders' equity	397,335	385,954
Total liabilities and stockholders' equity	$509,524	$488,692

Consolidated Statements of Income
(in 000's except for per share data)
Unaudited

	Three Months Ended						Year Ended
	% of Sales	December 27, 2024	% of Sales	December 29, 2023	Fav (Unfav) Amount	%	% of Sales	December 27, 2024	% of Sales	December 29, 2023	Fav (Unfav) Amount	%
Net sales	100.0%	$48,950	100.0%	$76,273	$(27,323)	(35.8)%	100.0%	$313,901	100.0%	$322,415	$(8,514)	(2.6)%

Cost of sales	35.3%	17,302	20.4%	15,548	(1,754)	(11.3)%	23.7%	74,319	21.6%	69,764	(4,555)	(6.5)%

Gross profit	64.7%	31,648	79.6%	60,725	(29,077)	(47.9)%	76.3%	239,582	78.4%	252,651	(13,069)	(5.2)%

Selling, general and administrative expenses:
General and administrative	43.6%	21,344	22.1%	16,858	(4,486)	(26.6)%	28.6%	89,898	22.4%	72,319	(17,579)	(24.3)%
Selling and marketing	53.5%	26,172	29.6%	22,596	(3,576)	(15.8)%	34.5%	108,322	33.4%	107,834	(488)	(0.5)%
Research and development	24.6%	12,042	14.2%	10,866	(1,176)	(10.8)%	17.2%	53,973	13.8%	44,401	(9,572)	(21.6)%
Total selling, general, and administrative expenses	121.7%	59,558	65.9%	50,320	(9,238)	(18.4)%	80.3%	252,193	69.6%	224,554	(27,639)	(12.3)%

Operating income (expense)	(57.0)%	(27,910)	13.7%	10,405	(38,315)	(368.2)%	(4.0)%	(12,611)	8.8%	28,097	(40,708)	(144.9)%

Other income (expense):
Interest income, net	3.2%	1,553	2.2%	1,699	(146)	(8.6)%	1.9%	5,911	2.2%	6,986	(1,075)	(15.4)%
Gain (loss) on foreign currency transactions	(8.7)%	(4,260)	1.7%	1,331	(5,591)	(420.1)%	(1.3)%	(3,675)	(0.6)%	(1,909)	(1,766)	(92.5)%
Royalty income	0.0%	-	0.0%	-	-	0.0%	0.1%	508	0.0%	74	434	586.5%
Other income, net	0.6%	283	0.4%	304	(21)	(6.9)%	0.3%	815	0.1%	448	367	81.9%
Total other income (expense), net	(4.9)%	(2,424)	4.3%	3,334	(5,758)	(172.7)%	1.0%	3,559	1.7%	5,599	(2,040)	(36.4)%

Income (loss) before provision for income taxes	(61.9)%	(30,334)	18.0%	13,739	(44,073)	(320.8)%	(3.0)%	(9,052)	10.5%	33,696	(42,748)	(126.9)%

Provision for income taxes	8.0%	3,894	7.8%	5,983	2,089	34.9%	3.6%	11,156	3.8%	12,349	1,193	9.7%

Net income (loss)	(69.9)%	(34,228)	10.2%	7,756	(41,984)	(541.3)%	(6.6)%	(20,208)	6.7%	21,347	(41,555)	(194.7)%

Net income (loss) per share - basic		(0.69)		0.16				(0.41)		0.44
Net income (loss) per share - diluted		(0.69)		0.16				(0.41)		0.43

Weighted average shares outstanding - basic		49,266		48,815				49,125		48,523
Weighted average shares outstanding - diluted		49,266		49,242				49,125		49,427

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended		Year Ended
	December 27, 2024	December 29, 2023	December 27, 2024	December 29, 2023
Cash flows from operating activities:
Net income (loss)	$(34,228)	$7,756	$(20,208)	$21,347
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	2,375	1,368	6,891	5,111
Amortization of long-lived intangibles	-	(2)	-	13
Impairment of long-lived intangibles	-	-	-	154
Accretion/Amortization of investments available for sale	(681)	(329)	(1,091)	(2,501)
Deferred income taxes	3,543	3,199	3,590	3,264
Change in net pension liability	188	(190)	26	(956)
Stock-based compensation expense	4,669	182	27,210	23,516
Change in asset retirement obligation	(77)	2	(53)	(102)
Loss on disposal of property and equipment	26	32	1,694	73
Provision for sales returns and bad debts	(1,661)	(1,262)	286	663
Inventory provision	909	761	2,782	4,851
Changes in working capital:
Accounts receivable	26,196	17,676	16,493	(32,760)
Inventories	(4,038)	(4,386)	(10,000)	(14,361)
Prepayments, deposits and other assets	(3,126)	171	(15,363)	(3,413)
Accounts payable	2,106	2,565	75	(701)
Other current liabilities	4,441	4,426	3,393	10,396
Net cash provided by operating activities	642	31,969	15,725	14,594

Cash flows from investing activities:
Acquisition of property and equipment	(5,725)	(3,088)	(23,394)	(18,188)
Purchase of investments available for sale	(19,046)	1	(80,240)	(52,313)
Proceeds from sale or maturity of investments available for sale	5,276	25,489	44,417	144,848
Net provided by (used in) investing activities	(19,495)	22,402	(59,217)	74,347

Cash flows from financing activities:
Repayment of finance lease obligations	(41)	(40)	(165)	(161)
Repurchase of employee common stock for taxes withheld	(109)	(1)	(1,505)	(2,097)
Proceeds from vested restricted stock and exercise of stock options	40	408	7,394	9,673
Net cash provided by (used in) financing activities	(110)	367	5,724	7,415

Effect of exchange rate changes on cash and cash equivalents	(881)	868	(1,111)	202

Increase (decrease) in cash and cash equivalents	(19,844)	55,606	(38,879)	96,558
Cash and cash equivalents, at beginning of the period	164,003	127,432	183,038	86,480
Cash and cash equivalents, at end of the period	$144,159	$183,038	$144,159	$183,038

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2022	Q1-23	Q2-23	Q3-23	Q4-23	2023	Q1-24		Q2-24	Q3-24	Q4-24	2024	2025 Outlook Range(3)
Net income (loss) - (as reported)	$39,665	$2,710	$6,064	$4,817	$7,756	$21,347	$(3,339)		$7,379	$9,980	$(34,228)	$(20,208)	$(78,000) - $(63,000)
Provision (benefit) for income taxes	5,887	2,009	2,428	1,929	5,983	12,349	1,128		2,955	3,179	3,894	11,156	$(5,000) - $0
Other (income) expense, net	(1,750)	(1,919)	105	(451)	(3,334)	(5,599)	(70)		1,564	(7,477)	2,424	(3,559)	$0
Depreciation	4,481	1,113	1,285	1,345	1,368	5,111	1,237		1,522	1,757	2,375	6,891	$10,000
(Gain) loss on disposal of property plant and equipment(2)	65	-	24	17	32	73	-		26	1,642	26	1,694	$0
Amortization of intangible assets	28	7	10	(2)	(2)	13	-		-	-	-	-	$0
Stock-based compensation	20,371	6,065	8,423	8,846	182	23,516	6,339		9,042	7,160	4,669	27,210	$23,000 - $38,000
Adjusted EBITDA	$68,747	$9,985	$18,339	$16,501	$11,985	$56,810	$5,295		$22,488	$16,241	$(20,840)	$23,184	$(50,000) - $(15,000)
Adjusted EBITDA as a % of Revenue	24.2%	13.6%	19.9%	20.6%	15.7%	17.6%	6.8%		22.7%	18.3%	(42.6)%	7.4%	(21)% - (5)%

Net income (loss) per share, diluted - (as reported)	$0.80	$0.05	$0.12	$0.10	$0.16	$0.43	$(0.07)		$0.15	$0.20	$(0.69)	$(0.41)	$(1.56) - $(1.26)
Provision (benefit) for income taxes	0.12	0.04	0.05	0.04	0.12	0.25	0.02		0.06	0.06	0.08	0.22	$(0.10) - $0.00
Other (income) expense, net	(0.04)	(0.04)	-	(0.01)	(0.07)	(0.11)	-		0.03	(0.15)	0.05	(0.07)	$0.00
Depreciation	0.09	0.02	0.03	0.03	0.03	0.10	0.03		0.03	0.04	0.05	0.14	$0.20
(Gain) loss on disposal of property plant and equipment	-	-	-	-	-	-	-	a	-	0.03	-	0.03	$0.00
Amortization of intangible assets	-	-	-	-	-	-	-		-	-	-	-	$0.00
Stock-based compensation	0.41	0.12	0.17	0.18	-	0.48	0.13		0.18	0.14	0.09	0.55	$0.46 - $0.76
Adjusted EBITDA per share, diluted(1)	$1.39	$0.20	$0.37	$0.33	$0.24	$1.15	$0.11		$0.45	$0.33	$(0.42)	$0.47	$(1.00) - $(0.30)

Weighted average shares outstanding - Diluted	49,380	49,500	49,516	49,370	49,242	49,427	48,907		49,811	49,731	49,266	49,597	50,000

(1) Adjusted EBITDA per diluted share may not add due to rounding
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center
(3) Fiscal year 2025 Outlook line items are approximations

ICL Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
ICL Sales by Region(5)	2022	2023	2024	December 29, 2023	March 29, 2024	June 28, 2024	September 27, 2024	December 27, 2024

Americas(1)	$20,114	$22,233	$25,670	$5,264	$6,260	$6,794	$6,187	$6,429

EMEA(2)	36,715	39,318	43,337	10,103	11,299	10,727	10,333	10,978

APAC(3)	212,883	257,876	243,536	59,254	59,592	81,844	72,581	29,519

Global ICL Sales	$269,712	$319,427	$312,543	$74,621	$77,151	$99,365	$89,101	$46,926

Global ICL Sales Growth	27%	18%	(2)%	22%	9%	7%	10%	(37)%

Americas ICL Sales Growth	43%	11%	15%	(8)%	12%	14%	14%	22%

EMEA ICL Sales Growth	(2)%	7%	10%	18%	11%	10%	12%	9%

APAC ICL Sales Growth	32%	21%	(6)%	26%	9%	6%	9%	(50)%

Global ICL Unit Growth	33%	19%	(6)%	19%	2%	3%	6%	(39)%

	Fiscal Year			Three Months Ended
ICL Sales by Country(4)(5)	2022	2023	2024	December 29, 2023	March 29, 2024	June 28, 2024	September 27, 2024	December 27, 2024

China	$147,967	$185,404	$160,979	$40,813	$38,460	$63,345	$51,719	$7,455
Growth	38%	25%	(13)%	30%	10%	3%	7%	(82)%

Japan	$32,623	$36,352	$41,409	$9,495	$10,227	$9,735	$10,490	$10,957
Growth	14%	11%	14%	16%	11%	14%	15%	15%

South Korea	$17,940	$19,853	$21,841	$4,996	$6,725	$3,973	$5,435	$5,708
Growth	18%	11%	10%	39%	1%	20%	11%	14%

United States	$15,070	$17,168	$20,475	$4,164	$5,039	$5,541	$4,822	$5,073
Growth	59%	14%	19%	(8)%	15%	25%	16%	22%

ICL Sales Ex China	$121,745	$134,023	$151,564	$33,808	$38,691	$36,020	$37,382	$39,471
Growth	15%	10%	13%	14%	9%	13%	14%	17%

Notes:
(1) Americas includes the United States, Canada and Latin American countries
(2) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors
(3) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors
(4) ICL Sales by country includes countries representing more than 5% of total ICL sales in the most recently completed fiscal year
(5) ICL sales do not include IOL, injector or other sales

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended				As Reported		Constant Currency
Sales	December 27, 2024	Effect of Currency	Constant Currency	December 29, 2023	$ Change	% Change	$ Change	% Change
ICL	$46,926	$136	$47,062	$74,621	$(27,695)	(37.1)%	$(27,559)	(36.9)%
Cataract IOL	-	-	-	(156)	156	(100.0)%	156	(100.0)%
Other	2,024	(3)	2,021	1,808	216	11.9%	213	11.8%
Total Sales	$48,950	$133	$49,083	$76,273	$(27,323)	(35.8)%	$(27,190)	(35.6)%

	Year Ended				As Reported		Constant Currency
Sales	December 27, 2024	Effect of Currency	Constant Currency	December 29, 2023	$ Change	% Change	$ Change	% Change
ICL	$312,543	$2,651	$315,194	$319,427	$(6,884)	(2.2)%	$(4,233)	(1.3)%
Cataract IOL	-	-	-	1,139	(1,139)	(100.0)%	(1,139)	(100.0)%
Other	1,358	108	1,466	1,849	(491)	(26.6)%	(383)	(20.7)%
Total Sales	$313,901	$2,759	$316,660	$322,415	$(8,514)	(2.6)%	$(5,755)	(1.8)%